Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

December 30, 2020

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2020-USNCH6140 to Product Supplement No. EA-03-07
dated March 7, 2019, Underlying Supplement No. 9 dated October 30, 2020 and

Prospectus Supplement and Prospectus each dated May 14, 2018

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

■  Linked to an equity index basket (the “basket”) comprised of the EURO STOXX 50® Index (60.00%), the TOPIX® Index (12.00%), the FTSE® 100 Index (10.00%), the Swiss Market Index® (10.00%) and the S&P/ASX 200 Index (8.00%) (each, a “basket component”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the basket from the initial basket value to the final average basket value. The payment at maturity will reflect the following terms:

■  If the final average basket value is greater than the initial basket value, you will receive the stated principal amount plus a positive return equal to 100% of the percentage increase from the initial basket value to the final average basket value

■  If the final average basket value is less than or equal to the initial basket value, you will be repaid the stated principal amount but will not receive any positive return on your investment

■  The final average basket value is based on the average of closing values of the basket components on specified dates occurring quarterly during the term of the notes

■  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6 and “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Public Offering Price(1)	$1,000.00	$792,000.00
Underwriting Discount and Commission(2)(3)	$36.20	$28,670.40
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$963.80	$763,329.60

(1) On the date of this pricing supplement, the estimated value of the notes is $934.80 per note, which is less than the public offering price. The estimated value of the notes is based on Citigroup Global Market Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 3.62% ($36.20) for each note it sells. Wells Fargo will pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.50% ($25.00) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $1.20 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the notes. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the notes.

(3) In respect of certain notes sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

Terms of the Notes

	Basket Component	Weighting	Initial Component Value*
	EURO STOXX 50® Index	60%	3,571.59
Basket:	TOPIX® Index	12%	1,804.68
	FTSE® 100 Index	10%	6,555.82
	Swiss Market Index®	10%	10,703.51
	S&P/ASX 200 Index	8%	6,682.432
	* For each basket component, its closing value on the pricing date

Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a stated principal amount of $1,000.
Pricing Date:	December 30, 2020
Issue Date:	January 6, 2021
Valuation Dates:	Quarterly on the 29th day of each March, June, September and December, beginning in March 2021 and ending on December 29, 2028 (the “final valuation date”), each subject to postponement if such date is not a trading day or certain market disruption events occur. See “Additional Terms of the Notes.”
Maturity Date:	January 8, 2029. If the final valuation date is postponed for either basket component, the stated maturity date will be the later of (i) January 8, 2029 and (ii) three business days after the last final valuation date as postponed. See “Additional Terms of the Notes.”
Payment at Maturity:	For each $1,000 stated principal amount note you hold at maturity: • If the final average basket value is greater than the initial basket value:
$1,000 + [$1,000 ×	final average basket value – initial basket value initial basket value	× participation rate]

•    If the final average basket value is less than or equal to the initial basket value: $1,000

If the final average basket value is less than or equal to the initial basket value, you will be repaid the stated principal amount of the notes at maturity but will not receive any return on your investment.

Participation Rate:	100%
Initial Basket Value:	100
Final Average Basket Value:	100 × (1 + the sum of the weighted component returns of the basket components)
Average Component Return:	For each basket component: (average component value – initial component value) / initial component value
Weighted Component Return:	For each basket component, its average component return multiplied by its weighting
Average Component Value:	For each basket component, the arithmetic average of its closing values on the valuation dates
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
CUSIP / ISIN:	17328YB37 / US17328YB376

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the basket components will be determined and other specified events with respect to the basket components. The accompanying underlying supplement contains information about the basket components that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Market Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-03-07 dated March 7, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319003191/dp103508_424b2-psea0307pp.htm

•	Underlying Supplement No. 9 dated October 30, 2020:

https://www.sec.gov/Archives/edgar/data/200245/000095010320021127/dp139820_424b2-us9.htm

•	Prospectus Supplement and Prospectus, each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;
•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and
•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Investor Considerations

We have designed the notes for investors who:

•	seek exposure to the average upside performance of the basket, if any, as measured by reference to averages of the closing values of the basket components on valuation dates occurring quarterly over the term of the notes, without exposure to any decline in the basket, by:

o	participating at the specified participation rate in the percentage increase, if any, from the initial basket value to the final average basket value; and

o	providing for the repayment of the stated principal amount at maturity regardless of the performance of the basket;

•	understand that if the final average basket value is less than or equal to the initial basket value, they will not receive any positive return on their investment in the notes;

•	are willing and able to accept the risk that the quarterly average performance of the basket may be less than its point-to-point performance;

•	are willing to forgo interest payments on the notes and dividends on the basket components; and

•	are willing to hold the notes to maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	seek certainty of receiving a positive return on their investment;

•	seek exposure to the upside performance of the basket as measured solely from the pricing date to a date near stated maturity, or are unwilling and unable to accept the risk that the quarterly average performance of the basket may be less than its point-to-point performance;

•	seek current income;

•	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the public offering price and that may be as low as the lowest estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to equity markets (including foreign equity markets);

•	seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Determining Payment at Maturity

On the maturity date, you will receive a cash payment per note (the payment at maturity) calculated as follows:

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Not Receive Any Positive Return On Your Investment In The Notes.

You will receive a positive return on your investment in the notes only if the final average basket value is greater than the initial basket value. If the final average basket value is equal to or less than the initial basket value, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the final average basket value is greater than the initial basket value, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours or of another issuer with a similar credit rating of comparable maturity.

The Notes Do Not Pay Interest.

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Basket Components During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Basket As Measured From Its Initial Basket Value To Its Value At Or Near Stated Maturity.

The potential for a positive return on the notes at stated maturity is based on the final average basket value, which will be calculated by reference to an average of the closing values of each basket component on valuation dates occurring quarterly over the term of the notes. The final average basket value, as so calculated, may be less than the value of the basket at or near stated maturity. If the final average basket value is less than the value of the basket at or near stated maturity, the average performance of the basket that is measured for purposes of the notes will be less favorable than the performance of the basket as measured from its initial basket value to its value at or near stated maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the basket and, therefore, the return on the notes may underperform the return that would have been achieved on a direct investment in the basket held over the term of the notes.

For example, if the value of the basket increases at a more or less steady rate over the term of the notes, the final average basket value will be less than the value of the basket at or near stated maturity, and the average performance of the basket as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the value of the basket later in the term of the notes. In addition, because of the way the final average basket value is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the values of the basket at or near stated maturity is significantly greater than the initial basket value. One scenario in which this may occur is when the value of the basket declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

Changes In The Value Of The Basket Components May Offset Each Other.

Fluctuations in the values of the basket components may not correlate with each other. Even if the average component value of a basket component increases, the average component value of another basket component may not increase as much or may even decline in value. Therefore, in calculating the final average basket value, an increase in the average component value of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the average component value of another basket component.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

The Basket Components Are Unequally Weighted.

The basket components are unequally weighted. Accordingly, the performance of the basket component with the highest weighting (in this case, the EURO STOXX 50® Index) will influence the payment at maturity to a greater degree than the performance of the basket components with the lower weightings (in this case, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index). If the basket component with the highest weighting performs poorly, its poor performance could negate or diminish the effect on the basket return of any positive performance by the lower-weighted basket components.

The Basket Components May Be Highly Correlated In Decline.

The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of the closing value of one basket component will not be offset by the performance of the other basket component and, in fact, each basket component may contribute to an overall decline from the initial basket value to the final average basket value.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Basket Components.

You will not receive any dividends with respect to the basket components. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the basket components.

Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change From The Initial Basket Value To The Final Average Basket Value Is Less Than Or Not Sufficiently Greater Than Zero.

This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Are Riskier Than Securities With A Shorter Term.

The notes are relatively long-dated. Because the notes are relatively long-dated, many of the risks of the notes are heightened as compared to securities with a shorter term, because you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the notes. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility in and the correlation between the closing values of the basket components, the dividend yields on the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the notes from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the notes determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, we expect that any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the public offering price.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your notes prior to maturity will fluctuate based on the value of the basket, the volatility in and the correlation between the closing values of the basket components, the dividend yields on the basket components, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the value of the basket may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

An Investment In The Notes Is Not A Diversified Investment.

The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the basket components differ in important respects, they each track the performance of equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket components will offset the risk that we and Citigroup Inc. may default on our obligations.

The Basket Components Are Subject To Risks Associated With Non-U.S. Markets.

The stocks included in the basket components have been issued by companies outside of the U.S. Foreign equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is also generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The stocks included in the basket components may be listed on a foreign stock exchange. Foreign securities markets may have less liquidity than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing levels of the basket components which could, in turn, adversely affect the value of the securities.

The Performance Of The Basket Components Will Not Be Adjusted For Changes In Currency Exchange Rates.

The EURO STOXX 50® Index is composed of stocks traded in euro, the TOPIX® Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pounds sterling, the Swiss Market Index® is composed of stocks traded in Swiss francs and the S&P/ASX 200 Index is composed of stocks traded in Australian dollars. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket components and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro, Japanese yen, pound sterling, Swiss franc and/or the Australian dollar appreciates relative to the U.S. dollar over the term of the notes, the performance of the basket components as measured for purposes of the notes will be less than they would have been if they offered exposure to that appreciation in addition to the changes in the prices of the basket component stocks.

Our Offering Of The Notes Is Not A Recommendation Of The Basket Or The Basket Components.

The fact that we are offering the notes does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the basket components in a way that negatively affects the value of and your return on the notes.

The Closing Values Of The Basket Components May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the notes through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the basket components or in financial instruments related to the basket components and may adjust such positions during the term of the notes. Our affiliates and Wells Fargo and its affiliates may also take positions in the basket components or in financial instruments related to the basket components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the basket components in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the notes declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the basket components in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

If certain events occur during the term of the notes, such as market disruption events and other events with respect to an basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

Changes That Affect The Basket Components May Affect The Value Of Your Notes.

The sponsors of the basket components may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the basket components. We are not affiliated with any such basket component sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the basket components and the value of and your return on the notes.

The Stated Maturity Date May Be Postponed If The Final Valuation Date Is Postponed.

A valuation date (including the final valuation date) with respect to a basket component will be postponed if the applicable originally scheduled valuation date is not a trading day with respect to either basket component or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that basket component on that valuation date. If such a postponement occurs with respect to the final valuation date, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last final valuation date as postponed.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Hypothetical Returns

The table below is based on a range of hypothetical percentage changes from the initial basket value to the hypothetical final average basket value and illustrates:

•	the hypothetical percentage change from the initial basket value to the hypothetical final average basket value;

•	the hypothetical payment at maturity per note; and

•	the hypothetical total pre-tax rate of return.

Hypothetical final average basket value	Hypothetical percentage change from the initial basket value to the hypothetical final average basket value	Hypothetical payment at maturity per note	Hypothetical total pre-tax rate of return
200.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical average component values and hypothetical final average basket values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual average component values and the actual final average basket value.

The examples below are based on a hypothetical initial component value of 100 for each basket component, rather than the actual initial component values of the basket components. For the actual initial component values, see “Terms of the Notes” above. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial component values, and not the hypothetical values indicated below.

Example 1—The basket components generally appreciate earlier in the term of the notes and depreciate later in the term of the notes.

EURO STOXX 50® Index

TOPIX® Index

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

FTSE® 100 Index

Swiss Market Index®

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

S&P/ASX 200 Index

The hypothetical final average basket value is 102.0672 (a 2.0672% increase from the initial basket value), which is greater than the initial basket value.

Basket Component	Hypothetical Average Component Value	Hypothetical Basket Component Return	Weighting	Hypothetical Weighted Component Return
EURO STOXX 50® Index	102.45	2.45%	60%	1.4700%
TOPIX® Index	102.30	2.30%	12%	0.2760%
FTSE® 100 Index	100.18	0.18%	10%	0.0180%
Swiss Market Index®	101.28	1.28%	10%	0.1280%
S&P/ASX 200 Index	102.19	2.19%	8%	0.1752%
Sum of the hypothetical weighted component returns:				2.0672%
Hypothetical final average basket value: 100 × (1 + the sum of the hypothetical weighted component returns)				102.0672

Payment at maturity per note = $1,000 + [$1,000 × final average basket value – initial basket value × participation rate]

initial basket value

= $1,000 + ($1,000 × 102.0672 – 100 × participation rate)

   100

= $1,000 + ($1,000 × 2.0672% × 100%)

= $1,000 + $20.672

= $1,020.672

Because the basket appreciated from the initial basket value to the hypothetical final average basket value, you would receive a total return at maturity equal to the percentage change from the initial basket value to the hypothetical final average basket value multiplied

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

by the participation rate. This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing values of the basket components on a date near maturity. In this scenario, the closing values of the basket components increase early in the term of the notes, remain consistently above their respective initial component values for a significant period of time and then decrease to values below their average component values near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

Example 2—The basket components generally depreciate earlier in the term of the notes and appreciate later in the term of the notes.

EURO STOXX 50® Index

TOPIX® Index

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

FTSE® 100 Index

Swiss Market Index®

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

S&P/ASX 200 Index

The hypothetical final average basket value is 92.5594 (a 7.4406% decrease from the initial basket value), which is less than the initial basket value.

Basket Component	Hypothetical Average Component Value	Hypothetical Basket Component Return	Weighting	Hypothetical Weighted Component Return
EURO STOXX 50® Index	92.73	-7.27%	60%	-4.3620%
TOPIX® Index	92.50	-7.50%	12%	-0.9000%
FTSE® 100 Index	91.66	-8.34%	10%	-0.8340%
Swiss Market Index®	92.05	-7.95%	10%	-0.7950%
S&P/ASX 200 Index	93.13	-6.87%	8%	-0.5496%
Sum of the hypothetical weighted component returns:				-7.4406%
Hypothetical final average basket value: 100 × (1 + the sum of the hypothetical weighted component returns)				92.5594

Payment at maturity per note = $1,000

Because the hypothetical final average basket value is less than the initial basket value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment. This example illustrates a scenario in which the averaging feature results in no positive return at maturity even though the closing values of the basket components on a date near maturity are greater than their respective initial component values. In this scenario, the closing values of the basket components decrease early in the term of the notes, remain consistently below their respective initial component values for a significant period of time and then increase later in the term of the notes.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

Example 3—The basket components generally appreciate over the term of the notes.

EURO STOXX 50® Index

TOPIX® Index

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

FTSE® 100 Index

Swiss Market Index®

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

S&P/ASX 200 Index

The hypothetical final average basket value is 130.9080 (a 30.9080% increase from the initial basket value), which is greater than the initial basket value.

Basket Component	Hypothetical Average Component Value	Hypothetical Basket Component Return	Weighting	Hypothetical Weighted Component Return
EURO STOXX 50® Index	130.75	30.75%	60%	18.4500%
TOPIX® Index	131.45	31.45%	12%	3.7740%
FTSE® 100 Index	131.20	31.20%	10%	3.1200%
Swiss Market Index®	130.80	30.80%	10%	3.0800%
S&P/ASX 200 Index	131.05	31.05%	8%	2.4840%
Sum of the hypothetical weighted component returns:				30.9080%
Hypothetical final average basket value: 100 × (1 + the sum of the hypothetical weighted component returns)				130.9080

Payment at maturity per note = $1,000 + [$1,000 × final average basket value – initial basket value × participation rate]

initial basket value

= $1,000 + ($1,000 × 130.9080 – 100 × participation rate)

   100

= $1,000 + ($1,000 × 30.9080% × 100%)

= $1,000 + $309.08

= $1,309.08

Because the basket appreciated from the initial basket value to the hypothetical final average basket value, you would receive a total return at maturity equal to the percentage change from the initial basket value to the hypothetical final average basket value multiplied by the participation rate. This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

return based solely on the closing values of the basket components on a date near maturity. In this scenario, the closing values of the basket components steadily increase over the term of the notes, resulting in closing values near maturity that are greater than the average component values of the basket components.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Additional Terms of the Notes

The following provisions supersede the provisions in the product supplement to the extent that they are inconsistent from those provisions.

Certain Definitions

The “closing value” of each basket component on any day is its closing level on that day, as the term “closing level” is defined in the accompanying product supplement.

A “trading day” with respect to the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security basket component such basket component are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange with respect to such basket component is scheduled to be open for trading for its regular trading session.

A “trading day” with respect to the EURO STOXX 50® Index means a day, as determined by the calculation agent, on which (i) the relevant index sponsor is scheduled to publish the level of the EURO STOXX 50® Index and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying a basket component means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for a basket component means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such basket component.

Postponement of a Valuation Date

If a scheduled valuation date is not a trading day with respect to either basket component, that valuation date for each basket component will be postponed to the next succeeding day that is a trading day with respect to each basket component. A valuation date for a basket component is also subject to postponement due to the occurrence of a market disruption event with respect to such basket component. See “—Market Disruption Events.”

Market Disruption Events

A “market disruption event” with respect to the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of such basket component or any successor index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to such basket component or any successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

more of the level of such basket component or any successor index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such basket component or any successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of such basket component or any successor index are traded or any related futures or options exchange with respect to such basket component or any successor index prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security basket component such basket component or successor index or any related futures or options exchange with respect to such basket component or successor index fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index:

(1)	the relevant percentage contribution of a security to the level of such basket component or any successor index will be based on a comparison of (x) the portion of the level of such basket component attributable to that security and (y) the overall level of such basket component or successor index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for such basket component or any successor index means the scheduled closing time of the relevant stock exchanges with respect to the securities basket component such basket component or successor index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security basket component such basket component or successor index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to such basket component or successor index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for such basket component or any successor index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for such basket component or any successor index on which each relevant stock exchange for the securities basket component such basket component or any successor index and each related futures or options exchange with respect to such basket component or any successor index are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

A “market disruption event” with respect to the EURO STOXX 50® Index means, any of (A), (B), (C) or (D) below, as determined by the calculation agent in its sole discretion:

(A)	Any of the following events occurs or exists with respect to any security included in such basket component or any successor index, and the aggregate of all securities included in such basket component or successor index with respect to which any such event occurs comprise 20% or more of the level of such basket component or successor index:

•	a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or

•	the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.

(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to such basket component or any successor index:

•	a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such basket component or successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or

•	the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.

(C)	The relevant index sponsor fails to publish the level of such basket component or any successor index (other than as a result of the relevant index sponsor having discontinued publication of such basket component or successor index and no successor index being available).

(D)	Any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to the EURO STOXX 50® Index:

(1)	the relevant percentage contribution of a security included in such basket component or any successor index to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

security to (y) the overall level of such index, in each case using the official opening weightings as published by the relevant index sponsor as part of the market opening data;

(2)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)	an “exchange business day” means any trading day on which (i) the relevant index sponsor publishes the level of such basket component or any successor index and (ii) each related futures or options exchange is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing with respect to an basket component on a valuation date, then that valuation date for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such basket component after an originally scheduled valuation date, that eighth trading day shall be deemed to be the valuation date for such basket component. If a valuation date has been postponed eight trading days for an basket component after an originally scheduled valuation date and a market disruption event occurs or is continuing with respect to such basket component on such eighth trading day, the calculation agent will determine the closing value of such basket component on such eighth trading day in accordance with the formula for and method of calculating the closing value of such basket component last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at (i) with respect to the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index, the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange or (ii) with respect to the EURO STOXX 50® Index, the time at which the official closing value of such basket component is calculated and published by the relevant index sponsor) on such date of each security included in such basket component. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of (i) with respect to the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index, the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange or (ii) with respect to the EURO STOXX 50® Index, the time at which the official closing value of such basket component is calculated and published by the relevant index sponsor. Notwithstanding a postponement of a valuation date for a particular basket component due to a market disruption event with respect to such basket component, an originally scheduled valuation date will remain a valuation date for a basket component not affected by a market disruption event.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Information About the Basket

The basket will represent an unequally weighted portfolio of the following five basket components, with the return of each basket component having the weighting noted parenthetically: EURO STOXX 50® Index (60%), the TOPIX® Index (12%), the FTSE® 100 Index (10%), the Swiss Market Index® (10%) and the S&P/ASX 200 Index (8%). The value of the basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see the information provided herein. The basket does not reflect the performance of all major securities markets.

While historical information on the value of the basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the basket for the period from January 2, 2015 to December 30, 2020, assuming that the basket was constructed on January 2, 2015 with a value of 100 on that date and that each of the basket components had the applicable weighting as of such day. We obtained the closing values and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the basket during any period shown below is not an indication that the percentage change in the value of the basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the basket.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the notes and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the EURO STOXX 50® Index on December 30, 2020 was 3,571.59.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2015 to December 30, 2020. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
The TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market. It comprises all domestic common stocks listed on the TSE First Section. Stocks listed on the TSE First Section are generally large companies with longer established and more actively traded issues. The TOPIX® Index is calculated and maintained by the Tokyo Stock Exchange.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.

We have derived all information regarding the TOPIX® Index from publicly available information and have not independently verified any information regarding the TOPIX® Index. This pricing supplement relates only to the notes and not to the TOPIX® Index. We make no representation as to the performance of the TOPIX® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the TOPIX® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the TOPIX® Index on December 30, 2020 was 1,804.68.

The graph below shows the closing value of the TOPIX® Index for each day such value was available from January 2, 2015 to December 30, 2020. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.

We have derived all information regarding the FTSE® 100 Index from publicly available information and have not independently verified any information regarding the FTSE® 100 Index. This pricing supplement relates only to the notes and not to the FTSE® 100 Index. We make no representation as to the performance of the FTSE® 100 Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the FTSE® 100 Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the FTSE® 100 Index on December 30, 2020 was 6,555.82.

The graph below shows the closing value of the FTSE® 100 Index for each day such value was available from January 2, 2015 to December 30, 2020. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
The Swiss Market Index®

The Swiss Market Index® is composed of the most highly capitalized and liquid stocks of the Swiss Performance Index®. The Swiss Performance Index® comprises all equity securities whose primary listing is on the SIX Swiss Exchange with a free float of at least 20%, other than investment companies. The Swiss Market Index® represents more than 75% of the free-float market capitalization of the Swiss equity market.

Please refer to the section “Equity Index Descriptions—The Swiss Market Index®” in the accompanying underlying supplement for important disclosures regarding the Swiss Market Index®.

We have derived all information regarding the Swiss Market Index® from publicly available information and have not independently verified any information regarding the Swiss Market Index®. This pricing supplement relates only to the notes and not to the Swiss Market Index®. We make no representation as to the performance of the Swiss Market Index® over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Swiss Market Index® is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the Swiss Market Index® on December 30, 2020 was 10,703.51.

The graph below shows the closing value of the Swiss Market Index® for each day such value was available from January 2, 2015 to December 30, 2020. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
The S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Please refer to the section “Equity Index Descriptions—The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.

We have derived all information regarding the S&P/ASX 200 Index from publicly available information and have not independently verified any information regarding the S&P/ASX 200 Index. This pricing supplement relates only to the notes and not to the S&P/ASX 200 Index. We make no representation as to the performance of the S&P/ASX 200 Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P/ASX 200 Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P/ASX 200 Index on December 30, 2020 was 6,682.432.

The graph below shows the closing value of the S&P/ASX 200 Index for each day such value was available from January 2, 2015 to December 30, 2020. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 1.584%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,134.635 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through June 30, 2021	$7.656	$1,007.656
July 1, 2021 through December 31, 2021	$7.981	$1,015.637
January 1, 2022 through June 30, 2022	$8.044	$1,023.680
July 1, 2022 through December 31, 2022	$8.108	$1,031.788
January 1, 2023 through June 30, 2023	$8.172	$1,039.960
July 1, 2023 through December 31, 2023	$8.236	$1,048.196
January 1, 2024 through June 30, 2024	$8.302	$1,056.498
July 1, 2024 through December 31, 2024	$8.367	$1,064.865
January 1, 2025 through June 30, 2025	$8.434	$1,073.299
July 1, 2025 through December 31, 2025	$8.501	$1,081.800
January 1, 2026 through June 30, 2026	$8.568	$1,090.368
July 1, 2026 through December 31, 2026	$8.636	$1,099.003
January 1, 2027 through June 30, 2027	$8.704	$1,107.707
July 1, 2027 through December 31, 2027	$8.773	$1,116.480
January 1, 2028 through June 30, 2028	$8.843	$1,125.323
July 1, 2028 through December 31, 2028	$8.913	$1,134.236
January 1, 2029 through maturity date	$0.399	$1,134.635

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029
Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the notes from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 3.62% ($36.20) for each note it sells. Wells Fargo will pay selected dealers, which may include WFA, a fixed selling commission of 2.50% ($25.00) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $1.20 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The public offering price of the notes includes the underwriting discount and commission described on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the notes. We expect to hedge our obligations under the notes through affiliated or unaffiliated counterparties, which may include our affiliates or affiliates of Wells Fargo. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo, such hedging may result in a profit that is more or less than expected, or could result in a loss.

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus may be used by Wells Fargo or an affiliate of Wells Fargo in connection with offers and sales related to market-making or other transactions in the notes. Wells Fargo or an affiliate of Wells Fargo may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying product supplement, underlying supplement or prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Global Markets Holdings Inc.’s Series N Medium-Term Senior Notes program and the related offer of the notes and the sale of the notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the notes been requested on any stock market in Argentina.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

Paraguay

This is a private and personal offering. The notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Peru

The notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (SMV) nor the Lima Stock Exchange Registry (RBVL) for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°093-2002) and the decrees and regulations thereunder.

Consequently, the notes may not be offered or sold, directly or indirectly, nor may this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus or any other offering material relating to the notes be distributed or caused to be distributed in Peru to the general public. The notes may only be offered in a private offering without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute notes to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan

These notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately six months following issuance of the notes, the price, if any, at which Wells Fargo would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the notes that are included in the public offering price of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, Wells Fargo is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is

Market Linked Notes—Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to an Equity Index Basket due January 8, 2029

given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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